Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of June 30, 2026 is entered into by and between FG Nexus Inc. (the “Company”) and Maja Vujinovic (“Executive,” together with the Company, the “Parties” and, each, a “Party”). In consideration of the mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Cessation of Employment.

1.1 Executive’s employment with the Company will terminate effective June 30, 2026 (the “Separation Date”). The Company will pay Executive the following, less applicable withholdings and deductions: (a) Executive’s regular base salary at the annual rate of $600,000.00 to and through the Separation Date and (b) payment for any accrued, unused vacation days per the Company’s payroll policies. These payments will be made on or before the first regularly scheduled pay date following the Separation Date or such earlier date as required by applicable law. Additionally, the Company will reimburse Executive for unreimbursed business expenses incurred per existing Company policies, provided such expenses are or have been submitted for reimbursement to the Company in a manner consistent with Company policy no later than 10 days after the Separation Date.

1.2 Executive’s health care coverage shall terminate on June 30, 2026. Under a separate cover, the Company will inform Executive of her right to convert and continue her existing health insurance coverage under COBRA following the Separation Date.

2. Severance and Other Enhanced Benefits in Exchange for Signing Agreement. In consideration for Executive’s execution, delivery and performance of this Agreement, and in exchange for the promises, covenants, releases and waivers set forth herein, the Company will provide to Executive the following payments and benefits,

2.1 The Company will pay Executive as severance pay, less applicable withholdings and deductions, $300,000.00 (“Severance Pay”), which amount is equal to six months of Executive’s base salary as of the Separation Date. Such Severance Pay shall be paid in a lump sum on the first regularly scheduled payroll date of the Company that is processed after Executive’s execution and delivery of this Agreement pursuant to Section 16.10 below.

2.2 The Company will pay the Executive, less applicable withholdings and deductions, $150,000.00 (“Prorated Bonus”), which amount is equal to the prorated amount of Executive’s Annual Bonus for the current fiscal year. The Prorated Bonus shall be paid in a lump sum on the first regularly scheduled payroll date of the Company that is processed after Executive’s execution and delivery of this Agreement pursuant to Section 16.10 below. The Company will also pay the Executive the balance of her 2025 bonus (which amount will be $0, or $125,000 minus the amount of $125,000 which has already been paid on March 20, 2026).

2.3 On June 30, 2026, the Company shall issue warrants to Executive to purchase 25,000 shares of the Company’s common stock. The exercise price for the warrants shall equal the reported closing price of the Company’s common stock on the trading day immediately preceding the date of issuance, as reported on the official Nasdaq website.

2.4 If Executive elects to continue Executive’s or Executive’s dependents’ health insurance coverage under COBRA (see Section 1.2 above), then, for the 6-month period following the Separation Date or until Executive becomes eligible for health insurance coverage under another group health insurance plan, whichever occurs first (the “Benefits Period”), the Company will pay full amount of Executive’s COBRA premiums. Following the Benefits Period, should Executive elect to continue Executive’s or Executive’s dependents’ health insurance coverage, Executive shall be responsible for the entire cost thereof.

3. Existing Warrants. The Common Stock Purchase Warrant issued to Executive on August 4, 2025 shall remain in full force and effect, and Executive shall have the right to exercise her right to purchase any remaining Warrant Shares under that agreement.

4. Board Resignation. Effective June 30, 2026, Executive resigns from the Company’s Board of Directors, all committees of the Company and from all affiliate boards of directors, if any, on which she is then currently serving as an officer of such affiliates. Executive agrees to execute such documents as are reasonably necessary or appropriate to effectuate such resignations.

5. Consulting Services.

5.1 Effective following the Separation Date, the Company hereby engages Executive as an independent contractor to provide consulting and advisory services (“Consultancy”) for up to ten (10) hours per month for a period commencing on the day after the Separation Date and ending on the date that is six (6) months after the Separation Date or, if earlier, upon Executive’s death or disability (the “Consulting Period”). The Company shall pay Executive consulting fees in the aggregate amount of $325,000.00, payable less applicable withholdings and deductions promptly, and in any event within five (5) business days after the execution of this Agreement (the “Consultancy Fee”). Other than the payments provided by this Section 5, Executive shall not be entitled to any other compensation of any kind for her Consultancy services.

5.2 During the Consultancy Period, Executive acknowledges and agrees that she shall be an independent contractor, not an employee, of the Company. None of the benefits, if any, that the Company provides to its employees shall be available to Executive during the Consultancy Period, other than to the extent she elects to continue any applicable benefits under COBRA as set forth in Section 1.2 above. During the Consultancy Period, Executive shall have no authority to bind the Company in any respect and the Company shall have no obligation to request or use any consulting services from Executive, and Executive shall have no obligation to provide any services to the Company except as may be mutually agreed by the Parties in writing.

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6. No Other Payments and Other Representations. Executive represents, warrants and acknowledges that Executive has reported to the Company all hours worked and, regardless of Executive’s exempt status, that the Company owes Executive no wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. Executive further represents, warrants and acknowledges that Executive (i) has no known workplace injuries or occupational diseases; (ii) has been provided and/or has not been denied any leave requested under applicable law; and (iii) has never asserted, and is not presently asserting, any claim of sexual harassment or sexual assault against the Company.

7. General Release. For good and valuable consideration, including without limitation the payments and benefits provided by Section 2, Executive, for and on behalf of Executive and Executive’s former and current heirs, executors, administrators, agents, representatives, attorneys, family members, decedents, dependents, affiliates, successors and assigns, hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Company and its former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their current and former agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants, (collectively, the “Company Release Parties”) from any and all claims, costs or expenses of any kind or nature whatsoever (collectively, “Claims”), whether known or unknown, foreseen or unforeseen, that Executive ever had, now has or may have based upon any matter, cause, fact or thing occurring from the beginning of time up to and including the date Executive executes this Agreement, including, without limitation, all Claims regarding Executive’s employment with the Company, any events that may have occurred during the course of Executive’s employment or the termination of Executive’s employment, or any other matters or Claims of any kind or nature. This includes, without limitation, a release of any Claims for unpaid wages, holiday pay, overtime, bonuses or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, unlawful harassment, retaliation, emotional distress, violations of public policy, defamation, fraudulent misrepresentation or inducements and severance pay. Executive is also specifically releasing any rights or Claims Executive may have, if any, under common law or the Worker Adjustment Retraining and Notification Act, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act, the Family and Medical Leave Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act, the Fair Labor Standards Act of 1938 (to the extent such claims may be lawfully released), the Sarbanes-Oxley Act of 2002, the Genetic Information and Non-Discrimination Act, all the above statutes as amended from time to time, and any other federal, state or local laws, rules, ordinances or regulations, whether equal employment laws, rules or regulations or otherwise or any right under any Company pension, welfare, or stock plans. This release covers both Claims that Executive knows about, and those that Executive may not know about. By signing this Agreement, Executive is forever giving up Executive’s rights to make the aforementioned Claims or demands. Notwithstanding the foregoing, nothing contained herein shall be construed to alter, limit, or release (i) any claim or right to indemnification and/or contribution Executive may have pursuant to applicable law or any indemnification provision in any agreement between the Company and Executive, the Company’s governance instruments or otherwise for acts committed during the scope of Executive’s employment with the Company (and such rights to indemnification will not be diminished by the Company or any successor and will be assumed in connection with any change of control of the Company); (ii) coverage, if any, under any Company liability insurance policy; (iii) any claim or right under state unemployment and workers’ compensation statutes; (iv) any right Executive may have to a vested benefit under any retirement or welfare plan of the Company; (v) any other claim or right that may not be released by private agreement; and (vi) any claim arising from obligations of the Company to Executive that are set forth in this Agreement.

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8. No Pending Lawsuits; No Assignment of Claims. Executive represents and warrants that Executive has not filed any Claim, lawsuit or charge against any of the Company Release Parties. Executive hereby promises never to file a Claim, lawsuit or charge asserting any Claims that Executive has released in Section 7, above, except that nothing in this Agreement, including the provisions of this Section and Section 7 above, shall prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws. However, to the extent any such charge or complaint or any other Claim is made against any of the Company Release Parties (including by the EEOC or NLRB) based upon any matter, fact, cause or thing, occurring from the beginning of time up to and including the date Executive executes this Agreement, Executive expressly waives any right to receive any form of monetary or other damages, or any other form of individual recovery or relief in connection with any such charge, complaint or Claim, except that this Agreement does not limit Executive’s right to receive an award for information provided to any government agency. Executive further represents and warrants that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any Claim or other matter herein released.

9. Collective/Class Action Waiver. To the extent Executive possesses any Claims notwithstanding the release set forth in Section 7 above, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on any such claim in which the Company or any other Company Release Parties is a party.

10. Consequences of Executive’s Violation of Promises. If Executive breaches this Agreement including, but not limited to, by filing, bringing or participating in any Claims or actions contrary to Executive’s agreements and representations made herein, including, but not limited to, those in Sections 7 and 8 above, in addition to any other rights and remedies the Company may have, Executive shall forfeit all rights to any and all future payments and benefits, if any, to be provided under this Agreement.

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11. Return of Company Property. Executive acknowledges and agrees that all information (in paper or electronic form), materials and equipment of any kind that Executive created or acquired during the course of Executive’s employment with the Company (collectively, “Company Property”) are and remain the property of the Company. Such Company Property includes, without limitation, books, handbooks, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information, software, computers, and smartphones. Executive agrees that Executive has an obligation to return all Company Property to the Company and covenants and represents that, as of Executive’s execution of this Agreement, (i) Executive has returned to the Company all Company Property (including that in electronic form); (ii) Executive has not made or taken copies of such Company Property; and (iii) Executive has completely removed all electronically stored Company Property from all storage media in Executive’s possession, custody or control, including, without limitation, from Executive’s home computer system(s) and any external disk or flash drives. Notwithstanding the foregoing, Executive shall be entitled to retain, following Executive’s termination of employment, information showing Executive’s compensation or relating to reimbursement of business expenses incurred by Executive, and copies of any agreements between Executive and the Company and any Company benefit programs in which Executive participated

12. Cooperation. Executive agrees to fully and completely cooperate with the Company, its advisors, and its legal counsel with respect to any investigation or dispute involving the Company. Such cooperation shall include the Executive being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing information and/or advice to the Company in connection with any such disputes. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling such obligations to cooperate with the Company. Executive also agrees, other than as may be required by a subpoena or court order or any applicable law: (a) not to assist or cooperate with, or give any information to, any third party or entity (other than a governmental or law enforcement organization) in any complaint, claim, demand, cause of action, charge, lawsuit or arbitration of any kind whatsoever against the Company Release Parties, and (b) not to encourage any other parties or attorneys to commence a claim or proceeding against the Company Release Parties. Nothing in this Agreement shall prohibit or restrict Executive from providing information to or otherwise cooperating with a governmental or law enforcement organization. Further, notwithstanding any other provision of this Section, this Section shall not be interpreted or applied in a manner that would conflict with Section 15 below.

13. Non-Disparagement. Executive agrees that Executive will not make, or cause to be made, any disparaging, negative or adverse statements whatsoever, whether in public or private, and whether written, oral or otherwise, concerning any of the Company Release Parties or their respective businesses, products or services. The Company agrees not to, and to instruct each of its (and its controlled affiliate’s) officers and directors not to, make, or cause to be made, any disparaging, negative or adverse statements whatsoever, whether in public or private, and whether written, oral or otherwise, concerning Executive. Notwithstanding any other provision of this Section, this Section shall not be interpreted or applied in a manner that would conflict with Section 15 below.

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14. Confidentiality, Intellectual Property, and Non-Solicitation. Executive acknowledges and hereby reaffirms Executive’s continuing obligations to the Company pursuant to the Employment Agreement, dated August 4, 2025, between Executive and the Company (the “Employment Agreement”), with which obligations Executive acknowledges, represents and warrants Executive has complied and will continue to comply. However, notwithstanding any provision of the Employment Agreement, such agreement shall not be interpreted or applied in a manner that would conflict with Section 15 below. A copy of the Employment Agreement is annexed hereto and the terms thereof are hereby incorporated herein by reference.

15. Permitted Conduct. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement prohibits Executive from (i) communicating with Executive’s attorneys; (ii) making any statement or disclosure required or that may not be prohibited by law; and (iii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, including, without limitation, filing a charge or complaint with, or participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, including, but not limited to, any law enforcement agency, the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Financial Industry Regulatory Authority, the US and applicable state attorney generals, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, and making other disclosures under the whistleblower provisions of federal or state law or regulation. Notwithstanding any other provision of this Agreement, no provision of this Agreement limits Executive’s rights, if any, under the National Labor Relations Act, which guarantees employees the right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for collective bargaining or other mutual aid or protection, as well as the right to refrain from any or all such activities.

16. Miscellaneous.

16.1 Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understanding between them pertaining to the subject matter of this Agreement. Notwithstanding the foregoing, any post-employment restrictive covenants (such as, without limitation, covenants of confidentiality, non-solicitation) contained in any other agreement between Executive and the Company, including, without limitation, those in the Employment Agreement, shall remain in full force and effect, except to the extent expressly provided by this Agreement. This Agreement may not be altered, modified, amended or changed, in whole or in part, except in writing executed by Executive and Company. The Company and Executive acknowledge and agree that they are not relying on, and they may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

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16.2 Section 409A. The terms of this Agreement are intended to comply with the exceptions to and the requirements of Section 409A, and all payments and benefits set forth herein are intended to be provided pursuant to a fixed schedule. To the extent any provision in the Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments, distributions or allocations of income shall comply with Section 409A or fall within one of the exceptions to Section 409A.

16.3 Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in Section 7 above, provided that, upon a finding by a court of competent jurisdiction that the release language found in Section 7 is unenforceable, the Company shall rewrite Section 7 to cure the defect and Executive shall re-execute the release upon request, and Executive shall not be entitled to any additional monies, benefits and/or compensation therefor.

16.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. No provision in this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

16.5 No Admission. Nothing contained in this Agreement, nor the fact that the Parties sign this Agreement, shall be considered as an admission of any type by either Party.

16.6 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflict-of-law principles.

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16.8 Waiver of Trial by Jury. Each Party hereby waives any right to trial by jury on any claim, counterclaim, setoff, demand action or cause of action whatsoever between them, including, without limitation, those arising out of or in any way pertaining or relating to (i) this Agreement, (ii) any dealings between Executive and the Company with respect to this Agreement, and (iii) Executive’s employment with the Company or termination thereof, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. Each Party agrees that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Executive and the Company irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between Executive and the Company shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury. This Section shall not affect or limit the scope of any release of claim contained herein.

16.9 Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

16.10 Period for Review. To accept this Agreement, Executive must execute and deliver this Agreement to the Company’s CFO or Chief Accounting Officer on or before June 30, 2026. If this Agreement is not so accepted, the offer contained herein shall be automatically revoked. This Agreement shall be effective as of such date that this Agreement is executed and delivered to the Company by Executive (the “Effective Date”).

16.11 Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Section 7 above, (iii) Executive is executing this Agreement in exchange for consideration in addition to anything of value to which Executive is already entitled, and (iv) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress. Executive acknowledges and agrees that she received a severance agreement, including a general release of claims, from the Company on June 3, 2026 and that the parties engaged in negotiations to revise the Agreement since that date.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FG NEXUS INC.

By:	/s/ Mark Roberson	/s/ Maja Vujinovic
Name:	Mark Roberson	Maja Vujinovic
Title:	CFO

Dated: June 30, 2026	Dated: June 30, 2026

[Signature page to Separation Agreement and General Release.]

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